                                                                      EXHIBIT 12

                      COLUMBIA/HCA HEALTHCARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
       FOR THE QUARTERS AND NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                             (DOLLARS IN MILLIONS)

                                                         QUARTER   NINE MONTHS
                                                        --------- -------------
                                                        1995 1994  1995   1994
                                                        ---- ---- ------ ------
Earnings:
Income before minority interests and income taxes...... $487 $360 $1,269 $1,088
Fixed charges, exclusive of capitalized interest.......  143  130    442    350
                                                        ---- ---- ------ ------
                                                        $630 $490 $1,711 $1,438
                                                        ==== ==== ====== ======
Fixed Charges:
Interest charged to expense............................ $111 $105 $  347 $  281
Interest portion of rental expense and amortization of
 deferred loan costs and capitalized interest..........   32   25     95     69
                                                        ---- ---- ------ ------
Fixed charges, exclusive of capitalized interest.......  143  130    442    350
Capitalized interest...................................    7    -     20     10
                                                        ---- ---- ------ ------
                                                        $150 $130 $  462 $  360
                                                        ==== ==== ====== ======
Ratio of earnings to fixed charges..................... 4.20 3.79   3.71   3.99
                                                        ==== ==== ====== ======

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